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                                                                 EXHIBIT 8.1


                   FORM OF TAX OPINION OF COUNSEL TO PARENT




                                 August __, 1996


C-Cube Microsystems Inc.
1778 McCarthy Blvd.
Milpitas, California  95035

Ladies and Gentlemen:

     We have acted as counsel for C-Cube Microsystems Inc., a Delaware corporation ("C-Cube") in connection with the preparation and execution of the Agreement and Plan of Reorganization dated as of May __, 1996, as amended on July 25, 1996, and July 26, 1996 (the "Reorganization Agreement") by and among C-Cube, C-Cube Acquisition Corp., a wholly-owned subsidiary of C-Cube incorporated in Delaware ("Merger Sub"), and DiviCom Inc., a Delaware corporation ("DiviCom"). Pursuant to the Reorganization Agreement, DiviCom will merge with and into Merger Sub (the "Merger"). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Reorganization Agreement (including Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of C-Cube and DiviCom included as exhibits to the Reorganization Agreement (the "Officers' Certificates") and representations made by certain shareholders of DiviCom in "Affiliate Agreements."

     In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. Any statement made in any of the documents referred to herein,"to the best of the knowledge" of any person or party is correct without such qualification;

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

     4. The Merger will be reported by C-Cube and DiviCom on their respective federal income tax returns in a manner consistent with the opinion set forth below;

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C-Cube Microsystems Inc.
August __, 1996
Page 2

     5. The Merger will be consummated pursuant to the Reorganization Agreement and will be effective under the law of the State of Delaware;

     6. At the Effective Time of the Merger, the aggregate fair market value of the C-Cube Common Stock to be received in the Merger will be no less than forty-five percent (45%) of the aggregate fair market value of all of the capital stock of DiviCom outstanding immediately prior to the Merger.

     7. There is no plan or intention on the part of the stockholders of DiviCom to sell, exchange, or otherwise dispose of a number of shares of C-Cube Common Stock to be received in the Merger that would reduce the DiviCom stockholders' ownership of C-Cube Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than forty-five percent (45%) of the aggregate fair market value of all of the capital stock of DiviCom outstanding immediately prior to the consummation of the Merger. Shares of the DiviCom capital stock (a) with respect to which dissenters' rights are exercised in the Merger, (b) which are exchanged for cash in lieu of fractional shares of C-Cube Common Stock or (c) which are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger, shall be considered shares of capital stock of DiviCom which are exchanged in the Merger for shares of C-Cube Common Stock which are then disposed of pursuant to a plan; and

     8. DiviCom will have received an opinion of Fenwick & West substantially identical in form and substance to this opinion.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates and the Affiliate Agreements are true and correct as of the Effective Time, then for federal income tax purposes:

          (a) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

          (b) The discussion entitled "Certain Federal Income Tax Considerations" in the Prospectus constituting a part of the Registration Statement, insofar as it related to statements of law or legal conclusions, states the opinion of this firm.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes,

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C-Cube Microsystems Inc.
August __, 1996
Page 3

on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws occurring subsequent to the date of this opinion.

     This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on Form S-4 with the Securities and Exchange Commission and we further consent to all references to us in the Registration Statement.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation